Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2023, with respect to the consolidated financial statements included in the Annual Report of Alimera Sciences, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Alimera Sciences, Inc. on Forms S-8 (File No. 333-166822, File No. 333-173095, File No. 333-180567, File No. 333-187600, File No. 333-194381, File No. 333-201606, File No. 333-209035, File No. 333-215451, File No. 333-222508, File No. 333-229280, File No. 333-232206, File No. 333-249811, File No. 333-260617 and File No. 333-263784) and on Form S-3 (File No. 333-249804).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 31, 2023